P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
September 26, 2019		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ELECTS NEW DIRECTOR

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that Timothy J. Lathe has been elected to its Board of Directors. He also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Mr. Lathe, 63, is the former President and CEO of FB Corporation, and the former Chairman of FB Corporation’s banking subsidiary, First Bank, each headquartered in St. Louis, Missouri. He also served on the Boards of Directors of both companies, and he continues to serve as a director of First Bank. FB Corporation is one of the nation’s largest privately owned financial services companies, with $6.2 billion in assets and operations in Missouri, Illinois, Kansas, Nebraska and California. Mr. Lathe retired from FB Corporation and First Bank in July 2019.
“We are elated to have Tim join our Board,” said David L. Mead, Peoples’ Chairman. “The knowledge he brings from over 40 years of banking experience will be of tremendous value to us.”
Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is happy with Lathe’s election. “As the former CEO of a $6.2 billion asset financial institution, Tim knows first-hand the opportunities and challenges of managing a successful community bank. This perspective will be a great benefit to Peoples. Tim also brings a familiarity with our markets, having spent much of his banking career in the Cleveland, Ohio area. He is a great addition to our Board, and I am delighted that he has joined us.”
Mr. Lathe was employed by FB Corporation from 2013 to 2019. Previously he was an Executive Vice President of KeyBank, N.A., Cleveland, Ohio, from 2009 to 2012, where he served as Community Bank Sales Executive (2011 - 2012) and Wealth Management Segment Head (2009 - 2011). Prior to joining KeyBank, N.A., Mr. Lathe was employed from 1990 to 2009 by National City Bank, Cleveland, Ohio, where he served in a variety of positions, including as Executive Vice President and head of the Private Client Group (2004 - 2009), President and CEO of National City Bank of the Midwest, Kalamazoo, Michigan (2000 - 2004) and Executive Vice President, Multinational Department (1995 - 2000). In total, Mr. Lathe has more than 40 years of banking experience. Mr. Lathe holds a Bachelor of Arts degree in Economics from Tulane University.
Peoples is a diversified financial services holding company with $4.3 billion in total assets, 89 financial service locations, including 79 full-service bank branches, and 86 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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